Exhibit 3.1

COLORADO BUSINESS BANKSHARES, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

Colorado Business Bankshares, Inc., a Colorado corporation (the "Corporation"), having its principal office at 821 Seventeenth Street, Denver, Colorado 80202 hereby certifies to the Secretary of State of the State of Colorado that:

FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided.

SECOND: The provisions set forth in these Articles of Amendment and Restatement supersede the original Articles of Incorporation of the Corporation and all amendments thereto.  These Articles of Amendment and Restatement correctly set forth the provisions of the Articles of Incorporation, as amended, of the Corporation.

THIRD: The Articles of Incorporation of the Corporation are hereby amended by striking them in their entirety and substituting, in lieu thereof, the following:

ARTICLE I

Name

The name of the Corporation is Colorado Business Bankshares, Inc.

ARTICLE II

Purpose and Powers

The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act, as amended (the "Act").

ARTICLE III

Capital Stock

3.1 Authorized Shares.

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-seven million (27,000,000) of which twenty-five million (25,000,000) shall be common stock, par value $.01 per share, and two million (2,000,000) shall be preferred stock, par value $.01 per share.

(b) One thousand five hundred shares (1,500) of the preferred stock shall be designated "Series A Adjustable Rate Cumulative Perpetual Preferred Stock" (such Series A Adjustable Rate Cumulative Perpetual Preferred Stock is hereinafter referred to as "Series A Preferred Stock").  The powers preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the shares of the Series A Preferred Stock shall be as follows:

(i)

The number of shares of Series A Preferred Stock may not be increased or decreased (except pursuant to Articles 3.1(b) (iii) or 3.1(b) (x) hereof).  Each share of Series A Preferred Stock shall have a stated value of $1,000 per share, and a liquidation value of $1,000 per share, plus all accrued and unpaid dividends thereof.

(ii)	Dividends.

(A) Entitlement. The holders of shares of Series A Preferred Stock shall be entitled to receive, as and when declared payable by the Board of Directors from funds legally available for the payment thereof, preferential cumulative cash dividends in lawful money of the United States of America at the applicable rate fixed and determined as herein authorized, but no more, payable quarterly in arrears on April 1, July 1, October 1, and January 1 (the "Quarterly Payment Dates") in each year with respect to the quarterly period ending on the day prior to each such respective payment date (the "dividend period"). Such dividends shall be paid to the Series A Preferred Stock shareholders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such date shall not be more than sixty (60) days nor less than ten (10)days prior to each Quarterly Payment Date. Accumulations of accrued but unpaid dividends shall not bear interest. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of the dividends. All dividends which have accrued on each share of Series A Preferred Stock outstanding during the dividend period ending upon each Quarterly Payment Date will be added to the liquidation value of such share and will remain a part thereof until such dividends are paid. The initial dividend payment for the Preferred Stock will accrue from the date such Preferred Stock is first issued, whichever is later (the "Issue Date"), and shall be payable on the first Quarterly Payment Date. All shares of the Common Stock of the Corporation, and all other capital stock of any class or series of the Corporation issued after the Issue Date, shall rank junior to the Series A Preferred Stock as to dividends and to rights upon liquidation, dissolution or winding up of the Corporation.

(B) Dividend Rate.  The rate of cumulative preferred dividends on the Series A Preferred Stock shall, for any day while any shares of such Series A Preferred Stock are outstanding, be the rate per annum per share of an amount equal to $1,000 multiplied by (i) the Dividend Percentage (as hereinafter defined) applicable for such shares of Series A Preferred Stock on such day and (ii) the Applicable Rate (as defined below) for such shares in effect as of the opening of business on such day (or if such day shall not be a business day, then as of the opening of business on the next preceding business day), said dividend rate as the same shall from time to time be in effect, being hereinafter called the "Dividend Rate." The amount of dividends payable for each day while any of the Series A Preferred Stock is outstanding with respect to one share of such Series A Preferred Stock shall be equal to the quotient obtained by dividing (i) the product of the Dividend Rate in effect for such Series A Preferred Stock and for such day times $1,000 by (ii) 360. As used herein:

(1) The term "Dividend Percentage" shall mean 100% (1.0), unless and until such percentage shall be adjusted pursuant to Article 3.1(b)(ii)(C). In each case, following such an adjustment pursuant to Article 3.1(b)(ii)(C) hereof, such term shall thereafter mean such percentage, as so adjusted, unless and until a further adjustment shall be required pursuant to such Article, it being intended that, at all times following the initial adjustment (if any) pursuant to such Article, the term "Dividend Percentage" shall mean such percentage, as the same has been previously adjusted pursuant to such Article and as the same may from time to time be further adjusted (if at all) pursuant to such Article.

(2) The term "Applicable Rate" shall mean the sum of: (i) the rate equal to the Bank Rate on the last day of the preceding dividend period (or on the Issue Date with respect to the initial dividend period); plus(ii) two and one-quarter percent (2 1/4%).

(3) The term "Bank Rate" shall mean, at the option of the Corporation, (a) the fluctuating rate of interest equal to the rate of interest as designated from time to time by American National Bank and Trust Company of Chicago ("ANB") as its base or prime rate or equivalent rate, which rate may not necessarily be the lowest rate of interest charged by ANB; provided, however, if for any reason ANB shall cease to announce a rate of interest as its base or prime rate or equivalent rate, then "Bank Rate" shall thereafter mean the corresponding rate of interest in effect on the aforesaid dates as designated by Citibank, N.A., New York, New York, as its base or prime rate or equivalent rate, which rate may not necessarily be the lowest rate of interest charged by such bank; or (b) the fluctuating rate of interest equal to the rate of interest as announced or published from time to time by The Wall Street Journal as the prime rate or equivalent rate on the last business day of the prior quarter.

(4) The term "Business Day" shall mean a day on which the Corporation or any of its Subsidiaries is open for business.

(C) Adjustments for Changes in the Maximum Federal Corporate Tax Rate or the Dividend Reduction Rate.  If at any time after the Issue Date any change of law or regulation by any means shall occur (a "Tax Law Change") the effect of which is to cause any change in the Dividend Deduction Rate (as hereinafter defined) or in the Maximum Federal Corporate Tax Rate (as hereinafter defined), then, as of the effective date of such Tax Law Change, the Dividend Percentage in effect immediately prior to such effective date for the Series A Preferred Stock shall be adjusted upward or, subject to the limitation set forth in Article 3.1(b)(ii)(B)(1) above, downwards as the case may be, by such amount (and no more) as shall be necessary to offset any increase or decrease in the Net After-Federal Income Tax Yield (as hereinafter defined) as a result of such Tax Law Change.

(1) The term "Dividend Deduction Rate" shall mean the rate at which dividends on preferred stock received from the issuer thereof are, at the time of reference, deductible by a corporate holder of such stock for Federal income tax purposes under Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar successor provision, and is also sometimes referred to herein as the "Dividends Received Deduction."

(2) The term "Maximum Federal Corporate Tax Rate" shall mean the highest marginal Federal income tax rate applicable at the time of reference to corporate taxpayers under Section 11(b)(1) of the Code or any similar successor provision, without regard to the increase in tax provided for by the final two sentences of such Section 11(b)(l) or any similar successor provision.

(3) The term "Net After-Federal Income Tax Yield" shall mean a rate computed by multiplying the applicable Dividend Rate then in effect for the Series A Preferred Stock by the Dividend Deduction Rate then in effect and then adding thereto the product of such Dividend Rate multiplied by: (I) one (1) minus the Dividend Deduction Rate then in effect and (II) one (1) minus the Maximum Federal Corporate Tax Rate then in effect.

(D) Loss of Dividends Received Deduction.  If at any time any person, corporation, association, partnership or other entity (collectively, a "person") that at any time held shares of Series A Preferred Stock is unable to deduct from taxable income the amount of any distribution on such stock at the maximum Dividend Deduction Rate provided for by Section 243 of the Code or any similar successor provision for any reason, including without limitation, because of an audit, administrative pronouncement or a finding that the Corporation had insufficient earnings and profits for Federal income tax purposes to make the entire amount of any dividend on the Series A Preferred Stock eligible for the Dividends Received Deduction, then,  immediately with respect to any amounts relating to prior periods, and on a quarterly basis if such person continues to hold shares of Series A Preferred Stock, the Corporation shall pay such person, if said person is a corporation, an amount equal to (a) the difference (if any) between (i) the after tax dividends received by such person, with regard to applicable state, local and Federal income taxes on the Series A Preferred Stock calculated with the maximum Dividends Received Deduction and (ii) the after tax dividends received by such person with regard to applicable state, local and Federal income taxes calculated with the specific deduction, if any, available to such person, plus (b) a sum equal to the applicable state, local and Federal income taxes payable because of the receipt of such difference in after tax dividends and any additional payments pursuant to this Article 3.1(b)(ii)(D), plus (c) an amount equal to all interest and penalties payable to tax authorities because of such a loss or reduction of the Dividends Received Deduction and such additional payment. Income taxes on the additional payments shall be calculated using the maximum respective applicable state, local and Federal statutory tax rates in effect during the period of time to which any payment hereunder relates. Any such additional payments made to a person that is then a holder of Series A Preferred Stock, other than payments with respect to prior periods (hereafter referred to as the "make up payment"), shall be made on the first Quarterly Payment Date after the Quarterly Payment Date related to the make-up payment calculation period (i.e., one quarter in arrears

(E) Yield Indemnification.  If the yield of the Series A Preferred Stock, after all taxes and governmental charges, is adversely affected by a change in the Code, other than a change in the Maximum Corporate Tax Rate or the Dividend Deduction Rate applicable to corporations, then the Corporation will pay to the holder or holders of the Series A Preferred Stock such additional dividends as may be necessary to maintain the yield, after all taxes and governmental charges, equal to the level existing immediately prior to said change in the Code, plus a sum equal to the applicable state, local and Federal income taxes payable because of the receipt of such a payment and any additional payments, plus an amount equal to all interest payable to tax authorities because of such a change in the Code, and plus an amount equal to all penalties payable because of such a change in the Code.

(iii) Redemption by Corporation. The shares of Series A Preferred Stock shall be redeemable at the option of the Corporation in whole or in part at any time and from time to time, provided that, in any partial redemption, the Corporation shall redeem at least 250 shares or an integral multiple thereof. Such redemptions will be according to the procedures established in Article 3.1(b)(iv) hereof at a price of $1,000 per share plus the amount of any unpaid dividends accumulated thereon to and including the last preceding Quarterly Payment Date, whether or not earned or declared, plus an amount equivalent to the existing Dividend Rate prorated for the period after such last preceding Quarterly Payment Date to and including the date of redemption (the redemption date as described below). If the funds of the Corporation legally available for the redemption of the Series A Preferred Stock on the redemption date established pursuant to Article 3.1(b)(iv) hereof are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders thereof based upon the liquidation value of such Series A Preferred Stock held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series A Preferred Stock, such funds will immediately be used to redeem the balance of the Series A Preferred Stock which the Corporation has become obligated to redeem on a redemption date, but which it has not redeemed.

(iv) Redemption Procedure. The Corporation may at its option expressed by vote of the Board of Directors, and in accordance with Colorado law, at any time or from time to time as permitted by Article 3.1(b)(iii) hereof redeem the whole or any part of the Series A Preferred Stock then outstanding at the redemption price of $1,000 per share plus all dividends as set forth in Article 3.1(b)(iii) hereof, upon notice duly given as hereinafter provided. Any such redemption shall be made on such redemption date and at such place or places in Chicago, Illinois, as shall be likewise determined by vote of the Board of Directors. Notice of any proposed redemption shall be given by the Corporation by mailing a copy of such notice, not more than 60 nor less than 30 days prior to the redemption date, to the holders of record of the shares to be redeemed at their respective addresses then appearing on the books of the Corporation. On the redemption date, the Corporation shall, and at any time within 60 days prior to such redemption date may, deposit in trust, for the account of the holders of shares to be redeemed, funds necessary for such redemption with a bank or trust company organized under the laws of the United States of America or of the State of Illinois, and having combined capital, surplus and undivided profits of at least $200,000,000, which bank or trust company shall be designated in such notice of redemption. Notice of redemption having been duly given, or said bank or trust company having been irrevocably authorized by the Corporation to give such notice and funds necessary for such redemption having been deposited therewith, all as aforesaid, all shares with respect to which such deposit shall have been made shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate, excepting only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, on the redemption date (unless an earlier date is fixed by the Board of Directors), the redemption funds to which they are entitled pursuant to Article 3.1(b)(iii) hereof, without interest, and the right to receive a new certificate representing shares not redeemed as described in clause (b) below.  If at any time the Corporation shall determine to redeem less than the whole amount of the Series A Preferred Stock then outstanding, (a) the particular Series A Preferred Stock to be redeemed shall be selected pro rata in such manner as shall be provided in the Bylaws or by resolution of the Board of Directors, and (b) a new certificate representing the number of unredeemed shares of Series A Preferred Stock will be issued to the holder thereof without cost to such holder within ten (10) Business Days after surrender of the certificate representing the redeemed Series A Preferred Stock.

(v) Restriction on Issue of Additional Stock.  So long as any of the Series A Preferred Stock is outstanding, the Corporation shall not issue any shares of any equity security or capital stock ranking senior to or on a parity with the Series A Preferred Stock upon dissolution or liquidation or as to dividends.

(vi) Liquidation Preference.  In the event of a voluntary or involuntary dissolution or liquidation or winding up of the Corporation, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount per share equal to, but not more than, that which such holders would have been entitled to receive had shares held by them been redeemed on the date of the voluntary or involuntary dissolution or liquidation or winding up of the Corporation.  Until payment in full has been made to the holders of all outstanding shares of Series A Preferred Stock, as aforesaid, or until moneys or other assets sufficient for such payment in full shall have been set apart by the Corporation, separate and apart from its other funds and assets, for the account of such holders so as to be and continue to be available for payment to such holders, no payment or distribution upon such dissolution, liquidation or winding up shall be made to holders of Common Stock of any class or of any other shares ranking junior to Series A Preferred Stock upon dissolution or liquidation or winding up. The Corporation will mail notice of such liquidation, dissolution or winding up not less than thirty (30) days prior to the payment date stated therein to each record holder of Series A Preferred Stock. All classes of Common Stock of the Corporation, and all classes and series of capital stock of the Corporation issued after the date hereof, shall be junior to Series A Preferred Stock upon dissolution or liquidation or winding up of the Corporation.  If upon any such dissolution or liquidation or winding up, the assets of the Corporation available for payment and distribution to shareholders are insufficient to make payment in full, as hereinabove provided, to the holders of shares of Series A Preferred Stock, payment shall be made to such holders ratably in proportion to the amounts such holders would have received if all of the outstanding shares of Series A Preferred Stock had been redeemed and paid in full. Neither a consolidation nor merger of the Corporation with or into any other corporation, nor a merger of any other corporation into the Corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the Corporation, nor the sale or transfer of the properties of the Corporation substantially as an entirety shall be construed to be a dissolution or liquidation of the Corporation within the meaning of the foregoing provisions.

(vii) No Conversion Privilege. The shares of the Series A Preferred Stock shall not be convertible into other shares or securities of the Corporation.

(viii) Voting of Preferred Shares.  Holders of the shares of the Series A Preferred Stock shall have no right to vote upon any question except as shall be affirmatively provided in the Act, or in this Article 3.1(b)(viii) or Article 3.1(b)(ix) or (x) hereof. With respect to any question upon which the holders of shares of Series A Preferred Stock shall have the right to vote, every such holder shall have one vote for each share standing in his name on the books of the Corporation.

(ix) Voting for Directors.  If at the time of any annual meeting of the shareholders, the Corporation shall be in arrears in dividends upon the shares of Series A Preferred Stock in an amount equal to dividends for a total of two Quarterly Payment Dates during any twelve (12) month period, then at such annual meeting and thereafter at all meetings for the election of directors, until all arrearages of dividends accumulated on the shares of Series A Preferred Stock for all preceding dividend periods shall have been paid or declared and set apart for payment, the holders of the shares of Series A Preferred Stock shall, subject to applicable law, have the right, voting as a single class, to elect one-fifth (or the next largest whole number greater than one-fifth of the directors) of the total number of directors of the Corporation. The Corporation may elect at such annual meeting to amend its bylaws to increase the number of directors in order not to disrupt the current board; provided, however, that the holders of the Series A Preferred Stock shall have the right to elect one-fifth (1/5) of the total number of directors, as amended. If a holder of Series A Preferred Stock is a bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the "Board of Governors"), it will notify the Board of Governors of its right to vote for directors, and, if required, it will seek the permission of the Board of Governors to exercise such right to vote. At all meetings for the election of directors, so long as their right to elect directors shall continue, the holders of the shares of Series A Preferred Stock, voting together as a single class and separately from all other holders of the Corporation's shares, shall elect the total number of directors that they are entitled to elect before any other directors are elected.

(x) Voting Rights Affecting Preference of the Preferred Shares. The Corporation shall not take any of the following corporate actions, except by and with the unanimous written consent or unanimous affirmative vote of the holders of the shares of Series A Preferred Stock at time outstanding, voting as a class:

(A) New Classes or Series.  Authorize, create or issue shares of any class or series, or any security convertible into shares of any class or series ranking, as to the payment of dividends or as to the payment of distributions upon dissolution, liquidation, or winding up of the Corporation, senior or in parity with, the Series A Preferred Stock;

(B) Amendment of Articles of Incorporation.  Amend any of the provisions of the Articles of Incorporation so as to affect any of the designations, preferences, qualifications, limitations or restrictions and special or relative rights of the shares of Series A Preferred Stock;

(C) Extraordinary Transactions. Undertake any transaction pursuant to one or more of Sections 7-111-101, 7-111-102, 7-111-104, 7-111-107, 7-112-102 and 7-114-102 of the Act; or

(D) Reduction of Number of Authorized Shares. Reduce the number of authorized shares of Series A Preferred Stock provided in Article 3.1(b) hereof.

(xi) Notices of Shareholders Meeting.  The holders of the shares of Series A Preferred Stock shall be entitled to receive notice only of such meetings of the shareholders of the Corporation at which questions are presented upon which they are, by the foregoing provisions, entitled to vote. (c) The remaining one million nine hundred and ninety-eight thousand, five hundred (1,998,500) shares of preferred stock may be issued from time to time in one or more series.  The board of directors of this Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

3.2 Preemptive Rights. Shareholders shall not have the preemptive right to acquire additional unissued or treasury shares of the Corporation or securities convertible into shares or carrying stock purchase warrants or privileges.

3.3 Cumulative Voting. Cumulative voting shall not be used in the election of directors or for any other purpose.

3.4 Transfer Restrictions. The Corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions, or notice thereof, shall be set forth upon the face or back of the certificates representing such shares of common stock.

3.5 Majority Vote. Where the Act requires the affirmative vote or concurrence in any action by the holders of two-thirds of the outstanding shares, series, or class of shareholders entitled to vote thereon, pursuant to Section 7-117-101(11) and 7-107-208(2) of the Act, such action may be taken by the vote or concurrence of a simple majority of such shares, series, or class thereof.

ARTICLE IV

Registered Office and Registered Agent

The address of the registered office of the Corporation is 821 17th Street, Denver, Colorado 80202.  The name of the registered agent of the Corporation at such address is Steven Bangert.

ARTICLE V

Board of Directors

The number of directors of the Corporation which shall constitute the, entire Board of Directors shall not be less than three directors.  The exact number of directors shall be fixed from time to time by a resolution adopted by a majority of the entire Board of Directors.  The directors shall be divided into three classes (hereinafter referred to as "Class I," "Class II" and "Class III," respectively), as nearly equal in number as possible, with respect to the time for which they shall severally hold office.  The initial Class I directors shall hold office until the first annual meeting of shareholders after their election, and subsequent Class I directors shall hold office for a term of three years.  The initial Class II directors shall hold office until the second annual meeting of shareholders after their election, and subsequent Class II directors shall hold office for a term of three years.  The initial Class III directors shall hold office until the third annual meeting of shareholders after their election, and subsequent Class III directors shall hold office for a term of three years.  Each director elected shall hold office until his or her successor is duly elected and qualified.  Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

Indemnification

6.1 Definitions. As used in this Article VI, the following terms shall have the definitions stated:

(a) "Director" means an individual who is, or was, a director of the Corporation, and an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise, or employee benefit plan. A director shall be considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on or otherwise involve services by such individual to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context otherwise requires, the estate or personal representative of a Director.

(b) "Expenses" includes attorneys' fees.

(c) "Liability" means an obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable Expense incurred with respect to a proceeding.

(d) "Official Capacity," when used with respect to a Director, means the office of director in the Corporation, and when used with respect to an individual other than a director, means the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.  "Official Capacity" does not include service for any other foreign or domestic corporation or for any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(e) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(f) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

6.2 Standards of Conduct.

(a) Except as provided below in Article 6.2(d) hereof, the Corporation may indemnify a person made a Party to a Proceeding because the person is or was a Director against Liability incurred in the Proceeding if:

(i)	the person conducted himself or herself in good faith;

(ii)	the person reasonably believed:

(A) in the case of conduct in an Official Capacity with the, Corporation, that his or her conduct was in the Corporation's best interests, and

(B) in all other cases, that his or her conduct was at least not opposed to the Corporation's best interests; and

(iii) In the case of any criminal Proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(b) A Director's conduct with respect to an employee benefit plan for a purpose the Director reasonably believed to be in the interest of the participants in, or beneficiaries of, the plan is conduct that satisfies the requirement of Article 6.2(a)(ii)(B) hereof. A Director's conduct with respect to an employee benefit plan for a purpose that the Director did not reasonably believe to be in the interests of the participants in, or beneficiaries of, the plan shall be deemed not to satisfy the requirements of Article 6.2(a)(i) hereof.

(c) The termination of any Proceeding by judgment, order, settlement, conviction, or upon the pleading of nolo contendere or its equivalent, is not, of itself, determinative that the Director did not meet the standard of conduct set forth in this Article 6.2.

(d) The Corporation may not indemnify a Director under this Article 6.2:

(i) in connection with a Proceeding by, or in the right of, the Corporation in which the Director was adjudged liable to the Corporation; or

(ii) in connection with any Proceeding charging that the Director derived an improper personal benefit, whether or not involving action in an Official Capacity, in which Proceeding the Director was adjudged liable on the basis that he or she derived an improper personal benefit.

(e) Indemnification permitted under this Article 6.2 in connection with a Proceeding by, or in the right of, the Corporation is limited to reasonable Expenses incurred in connection with the Proceeding.

6.3 Mandatory Indemnification. The Corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in defense of any Proceeding to which the person was a party because the person is, or was, a Director, against reasonable Expenses incurred by such Director in connection with the Proceeding.

6.4 Advance of Expenses to Directors. The Corporation may pay for or reimburse the reasonable Expenses incurred by a Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if:

(a) The Director furnishes the Corporation a written affirmation of such Director's hereof;

(b) The Director furnishes the Corporation a written undertaking, executed personally or on the Director's behalf, to repay the advance if it is determined that he or she did not meet such standard of conduct; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this Article VI.

6.5 Application to Court for Indemnification. A Director who is, or was, a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a)

If it determines that the Director is entitled to mandatory indemnification under Article 6.3 hereof, the court shall order indemnification, in which case the court shall also order the Corporation to pay the Director's reasonable Expenses incurred to obtain court-ordered indemnification.

(b) If it determines that the Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such Director met the standard of conduct set forth in Article 6.2 hereof, or was adjudged liable in the circumstances described in Article 6.2(d) hereof, the court may order such indemnification as the court deems proper, except that the indemnification with respect to any Proceeding in which liability shall have been adjudged in the circumstances described in Article 6.2(d) is limited to reasonable Expenses incurred in connection with the Proceeding and reasonable Expenses incurred to obtain court-ordered indemnification.

6.6 Award of Indemnification.

(a) The Corporation may not indemnify a Director under Article 6.2 hereof unless authorized in the specific case after a determination has been made that indemnification of the Director is permissible in the circumstances because such Director has met the standard of conduct set forth in said Article 6.2.

(b)	The determination required to be made by this Article 6.6 shall be made:

(i)	By the Board of Directors (the "Board) by a majority vote of a quorum, which quorum shall consist of Directors not Parties to the Proceeding; or

(ii)

If a quorum cannot be obtained, by a majority vote of a committee of the Board designated by the Board, which committee shall consist of two or more Directors not Parties to the Proceeding; except that Directors who are Parties to the Proceeding may participate in the designation of Directors for the committee.

(c) If the quorum cannot be obtained or the committee cannot be established under subparagraphs (b)(i) or (b)(ii) above, or even if a quorum is obtained or committee designated if such quorum or committee so directs, the determination required to be made by this Article 6.6 shall be made by:

(i) independent legal counsel selected by a vote of the Board or of the committee in the manner specified in subparagraph (b)(i) or (b)(ii) above, or, if a quorum of the full Board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority of the full Board, or

(ii)	by the shareholders.

(c)

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by the body that selected such counsel.

(e) In accordance with this Article 6.6, the Corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a Proceeding at a time when he has not been made a named defendant or respondent in the Proceeding.

6.7 Indemnification of Non-Directors.

(a) An officer of the Corporation who is not a Director is entitled to mandatory indemnification pursuant to Article 6.3 of these Articles and is entitled to apply for court-ordered indemnification pursuant to Article 6.5 of these Articles in each case to the same extent as a Director;

(b) The Corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the Corporation who is not a Director to the same extent as a Director; and

(c) The Corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the Corporation who is not a Director to a greater extent if consistent with law and if provided for by its Bylaws, general or specific action of its Board or shareholders, or contract.

6.8 Insurance. The Corporation may purchase and maintain insurance on half of a person who is, or was, a Director, officer, employee, fiduciary, or agent of the Corporation or who, while a Director, officer, employee, fiduciary, or agent of the Corporation, is, or was, serving at the request of the Corporation as a Director, officer, partner, trustee, employee, fiduciary, or agent of any other domestic or foreign corporation or of any partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.  Any such insurance may be procured from any insurance company designated by the Board of the Corporation, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Corporation has equity or any other interest, through stock ownership or otherwise.

6.9 Notice to Shareholders of Indemnification of Director. If the Corporation indemnifies or advances expenses to a Director under this Article VI in connection with a Proceeding by, or in the right of, the Corporation, the Corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the Board, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

6.10 Nonexclusive. The provisions provided herein with regard to indemnification shall not be construed as a limitation on indemnification. Indemnification shall at all times be allowed to the fullest extent as is now, or in the future, provided for under the Act.

6.11 Limits on Indemnification. Indemnification shall not be permitted for Expenses, penalties, or other payments incurred in connection with an administrative Proceeding or action instituted by a regulatory agency which Proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the institution. In addition, advance payment to indemnified parties for legal and other fees related to administrative Proceedings and actions instituted by a regulatory agency shall not be permitted.

ARTICLE VII

Elimination of Liability

There shall be no personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that said personal liability shall not be eliminated to the Corporation or to the shareholders for monetary damages arising due to any breach of the director's duty of loyalty to the Corporation or to the shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in Section 7-108-405 of the Act, or any transaction from which a director derived an improper personal benefit. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law."

FOURTH:  These Articles of Amendment and Restatement were approved by a vote of the shareholders entitled to vote on such Articles on May 18, 1998, and the number of shares cast for the Amended and Restated Article by each voting group entitled to vote separately on such Articles was sufficient for approval by such voting group.

IN WITNESS WHEREOF, Colorado Business Bankshares, Inc. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer on this 19th day of May, 1998, and its Chief Executive Officer acknowledges that these

Articles of Amendment and Restatement are the act and deed of Colorado Business Bankshares, Inc., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

COLORADO BUSINESS BANKSHARES, INC.

By: /s/ Steven Bangert

Name: Steven Bangert

Title: Chief Executive Officer